Exhibit 10.30

KENNEDY-WILSON HOLDINGS, INC.
AMENDED AND RESTATED 2009 EQUITY PARTICIPATION PLAN
DIRECTOR RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of [____], 2015 (the “Effective Date”), by and between Kennedy-Wilson Holdings, Inc., a Delaware corporation (the “Company”), and [______] (the “Awardee”).
WITNESSETH:
WHEREAS, the Company has adopted the Kennedy-Wilson Holdings, Inc. Amended and Restated 2009 Equity Participation Plan (as amended, the “Plan”) for the benefit of its employees, nonemployee directors and consultants and the employees, nonemployee directors and consultants of its affiliates, and
WHEREAS, the Committee has authorized the award to the Awardee of shares of Restricted Stock (“Restricted Shares”) under the Plan, on the terms and conditions set forth in the Plan and as hereinafter provided,
NOW, THEREFORE, in consideration of the premises contained herein, the Company and the Awardee hereby agree as follows:
1.Definitions.
To the extent not defined herein, terms used in this Agreement which are defined in the Plan shall have the same meanings as set forth in the Plan.
2.    Award of Restricted Shares.
The Committee hereby awards to the Awardee [______] Restricted Shares. All such Restricted Shares shall be subject to the restrictions and forfeiture provisions contained in Sections 4, 5 and 6, such restrictions and forfeiture provisions to become effective immediately upon execution of this Agreement by the parties hereto.
3.    Stock Issuance.
The Awardee hereby acknowledges that the Restricted Shares are issued in book entry form on the books and records as kept by the Company’s transfer agent, shall be registered in the name of the Awardee and a stock certificate evidencing the Restricted Shares shall not be delivered to the Awardee until the Awardee satisfies the vesting requirements contained in Sections 4 or 5. In the event that a stock certificate is delivered to the Awardee before the vesting requirements are satisfied, the Awardee hereby acknowledges that such stock certificate shall bear the following legend:
“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of an Agreement entered into between the registered owner and Kennedy-Wilson Holdings, Inc., effective as of [____], 2015. Copies of such

Agreement are on file in the offices of the Secretary, Kennedy-Wilson Holdings, Inc., 151 S. El Camino Drive, Beverly Hills, CA 90212.”
4.    Vesting.
Subject to Section 5 below, one-fifth (1/5th) of the Restricted Shares shall vest, no longer be subject to Restrictions and become transferable pursuant to the terms of this Agreement and the Plan on each of March 15, 2016, March 15, 2017, March 15, 2018, March 15, 2019 and March 15, 2020.
5.    Termination of Directorship; Change of Control.
Notwithstanding the foregoing, if, prior to the Awardee’s fully satisfying the vesting requirements set forth in Section 4:
(a)    Either (i) a Change of Control occurs and the Awardee continues to serve as a Director until at least immediately prior to the Change of Control, or (ii) the Awardee ceases to be a Director by reason of the Awardee’s death or Total and Permanent Disability, in any such event, all of the Restricted Shares shall automatically become fully vested, no longer subject to Restrictions and freely transferable, as of the date of such Change of Control or cessation of service as a Director, respectively; or
(b)    The Awardee ceases to be a Director for any reason other than as set forth in clause (ii) of Section 5(a), all of the Restricted Shares shall thereupon be cancelled and forfeited as of the date of such cessation.
6.    Restriction on Transferability.
Except as otherwise provided in the Plan and subject to Section 5,the Restricted Shares shall not be transferable unless and until (and solely to the extent) the Awardee satisfies the vesting requirements contained in Section 4.
7.    Voting and Dividend Rights.
The Awardee shall have the voting rights of a stockholder of Common Stock with respect to the Restricted Shares. Any dividends declared on the Common Stock with respect to unvested Restricted Shares shall not be paid to the Awardee on a current basis, but shall instead accumulate and be paid to the Awardee in a lump sum on the date (if any), and only to the extent, that the underlying Restricted Shares vest. The Awardee’s right to any unpaid dividends with respect to unvested Restricted Shares that are forfeited, cancelled or otherwise terminate without having vested shall be forfeited, cancelled and shall terminate upon the forfeiture, cancellation or termination of the underlying Restricted Shares. Any amounts that may become distributable in respect of dividends declared or paid on the Common Stock shall be treated separately from the Restricted Shares and the rights arising in connection therewith for purposes of Section 409A of the Code (including for purposes of the designation of time and form of payments required by Section 409A of the Code).

8.    Regulation by the Committee.
This Agreement and the Restricted Shares shall be subject to the administrative procedures and rules as the Committee shall adopt. All decisions of the Committee upon any question arising under the Plan or under this Agreement, shall be conclusive and binding upon the Awardee.
9.    Withholding.
The Company or an Affiliate shall be entitled to deduct and withhold the minimum amount necessary in connection with the Awardee’s Restricted Shares to satisfy its withholding obligations under any and all federal, state and/or local tax rules or regulations.
10.    Amendment.
The Committee may amend this Agreement at any time and from time to time; provided, however, that no amendment of this Agreement that would impair the Awardee’s rights or entitlements with respect to the Restricted Shares shall be effective without the prior written consent of the Awardee.
11.    Plan Terms.
The terms of the Plan are hereby incorporated herein by reference.
12.    Effective Date of Award.
The award of each Restricted Share under this Agreement shall be effective as of the Effective Date.
13.    Awardee Acknowledgment.
By executing this Agreement, the Awardee hereby acknowledges that he or she has received and read the Plan and this Agreement and that he or she agrees to be bound by all of the terms of both the Plan and this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.

AWARDEE:	KENNEDY-WILSON HOLDINGS, INC.

________________________________ [______]	By: Its: